EXHIBIT 99.1

For Immediate Release: 8/30/01
Contact: Peter Williams, Vice President of Human Resources 303-440-5220

Wild Oats Markets, Inc. Announces Operations Restructuring

Boulder, CO - Wild Oats Markets, Inc. (NASDAQ - OATS) today announced the retirement of Jim Lee, Chief Operating Officer of the Company since September 1996.

Perry Odak, President and Chief Executive Officer of Wild Oats said, "We want to thank Jim for his contributions to Wild Oats through years of significant growth in the Company. We wish him all the best in the future."

Bruce Bowman, who was promoted to Senior Vice President of Operations, will replace Mr. Lee. Mr. Bowman joined Wild Oats in May 2001 as Senior Vice President of Technology and Logistics. He will oversee operations along with his current responsibilities of Technology and Logistics. Prior to joining Wild Oats, Mr. Bowman was the Senior Director of Operations and, most recently, Chief Operating Officer at Ben & Jerry's Homemade, Inc. Mr. Bowman was Senior Vice President of Operations at Tom's Foods, Inc. before joining Ben & Jerry's.

As part of the Operations restructuring, Andy Weis has been promoted to Vice President of Store Operations for Wild Oats and will report to Mr. Bowman. Mr. Weis spent the past three years with Wild Oats as a Regional Director of Operations. Mr. Weis brings over 25 years of grocery experience with Ralph's, California and Big Bear stores.

"Bruce brings a strong background and wealth of experience to his new position at Wild Oats. Andy is a perfect fit in his new position in Store Operations. Bruce and Andy will continue to reflect our commitment to strengthening the Wild Oats Market brand while improving our relationships with our customers and associates," Odak said.

Wild Oats Markets, Inc. is a nationwide chain of natural foods markets in the United States and Canada. The company operates 109 natural food stores in 23 states and British Columbia, Canada under several names, including: Wild Oats Market, Henry's Marketplace, Nature's Fresh and Nature's Northwest, Sun Harvest Market and Capers Community Market. (http://www.wildoats.com.)